Exhibit 15.1

Consent of Independent registered public accounting firm

We consent to the incorporation by reference in the Registration Statement on Form F-3 (Registration No. 333-160683) and the Registration Statements on Form S-8 (Registration Nos. 333- 158476, 333-96630, 333-132649, 333-123410, 333-113932, 333-08826, 333-10092, 333-12466 and 333-12988) of our reports dated April 12, 2011, with respect to the consolidated financial statements of Gilat Satellite Networks Ltd. and the effectiveness of internal control over financial reporting of Gilat Satellite Networks Ltd. included in this Annual Report on Form 20-F for the year ended December 31, 2010.

/s/ Kost Forer Gabbay and Kasierer

Kost Forer Gabbay and Kasierer
A Member of Ernst & Young Global

Tel-Aviv, Israel
April 12, 2011